Exhibit 99.2

Newkirk Realty Trust, Inc. Declares Quarterly Cash Dividend

BOSTON, March 17 /PRNewswire-FirstCall/ -- Newkirk Realty Trust, Inc. (NYSE:NKT) today announced that its Board of Directors has declared a quarterly cash dividend of $0.40 per share, payable on April 14, 2006 to shareholders of record on March 31, 2006.

Newkirk Realty Trust, Inc. is a real estate investment trust engaged in the acquisition, ownership, management and strategic disposition of single-tenant assets. Newkirk conducts its operations through The Newkirk Master Limited Partnership, which currently owns a highly diversified portfolio of office, retail and industrial/other assets containing in excess of 17 million square feet.

Additional information on Newkirk Realty Trust, Inc. is available on the Company's Web site at www.newkirkreit.com.

Contact
Beverly Bergman
NKT Advisors LLC
(617) 570-4680